Annual Approval of Fidelity Bond Coverage


RESOLVED, that it is the finding of the Trustees of JPMorgan Trust I, JPMorgan Trust II, JPMorgan Trust IV, Undiscovered Managers Funds, JPMorgan Insurance Trust, J.P. Morgan Exchange-Traded Fund Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual
Fund Investment Trust and JPMorgan Institutional Trust, (collectively, the "Trusts") and separately the finding of the Independent Trustees that the proposed Fidelity Bond written by Travelers Casualty and Surety Co. of America (the "Bond") in the aggregate amount of $20,700,000, covering, among others, officers and employees of the Trusts, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment
Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trusts, and the nature of the securities in the funds' portfolios; and

FURTHER RESOLVED, that the premium to be paid by the Trusts under the Bond be, and hereby is, approved by the Trustees and separately by the Independent Trustees after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond, the amount of the premium of the Bond, the ratable allocation of the premium among all persons named as insureds, and the extent to which the share of the premium allocated to each Trust under the Bond is no more than the premium that such Trust would have had to pay had it maintained a single insured bond; and

FURTHER RESOLVED, that the Bond and the premium to be paid be, and hereby are, approved by a vote of a majority of the Trustees and separately by the Independent Trustees; and

FURTHER RESOLVED, that the officers of the Trusts be, and each of them hereby is, authorized and directed to enter into an agreement on behalf among the Trusts, in substantially the form furnished to the Trustees, as required by Rule 17g-1, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Trust and also by one or more of the other named insureds, that Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17g-1; and

FURTHER RESOLVED, that the appropriate officers of the Trusts be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment
Company Act of 1940, as amended, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary of the Trusts shall file the Bond with the Securities and Exchange
Commission and give notice required under paragraph (g) of the aforementioned Rule 17g-1; and

FURTHER RESOLVED, that the appropriate officers of Trusts be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of Trusts and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

		1

Annual Approval of Liability Insurance and
Errors and Omissions Insurance Coverage

RESOLVED, that the Board of Trustees of JPMorgan Trust I,
JPMorgan Trust II, JPMorgan Trust IV, Undiscovered Managers Funds, JPMorgan Insurance Trust (inclusive of former J.P. Morgan Series Trust II portfolios), J.P. Morgan Exchange-Traded Fund Trust,
J.P. Morgan Fleming Mutual Fund Group, Inc.,
J.P. Morgan Mutual Fund Investment Trust and JPMorgan Institutional Trust (collectively, the "Trusts") has determined that participation by the Trusts in certain joint insurance policies is in the best interests of each of the Trusts;

FURTHER RESOLVED, that the
Directors and Officers/Errors and Omissions insurance policies ("D&O/E&O") issued by the following insurance companies, naming the past, current and future trustees and officers of:
(1) the Trusts, (2) certain subsidiaries of the Trusts including Access Balanced Fund CS Ltd. and Access Growth Fund CS Ltd., and (3) certain trusts which were formerly overseen by the Board of Trustees including Pacholder High Yield
Fund, Inc., JPMorgan Trust III, J.P. Morgan Mutual Fund Group,
UM Investment Trust, and UM Investment Trust II as Insureds with the following limits be, and hereby are approved;

Insurance Companies Amount

Travelers Casualty and Surety Co. of America
$15,000,000

Chubb (formerly ACE American Insurance Co.)
$15,000,000 xs $15,000,000

Axis Insurance Company
$15,000,000 xs $30,000,000

Arch Insurance Company
$15,000,000 xs $45,000,000

Zurich American Insurance Company
$10,000,000 xs $60,000,000

Chubb
$10,000,000 xs $70,000,000

Continental Casualty Co. (CNA)
$10,000,000 xs $80,000,000

U.S. Specialty Insurance Co.
$10,000,000 xs $90,000,000

Everest National Insurance Co.
$10,000,000 p/o $25,000,000 xs $100,000,000

National Casualty Co.
$10,000,000 p/o $25,000,000 xs $100,000,000

XL Specialty Insurance Co.
$5,000,000 p/o $25,000,000 xs $100,000,000

Berkshire Hathaway Specialy Insurance Co.
$15,000,000 xs $125,000,000

Hartford Accident & Indemnity
$10,000,000 xs $140,000,000

Berkley Insurance Co.
$15,000,000 xs $150,000,000

ICI Mutual
$10,000,000 xs $165,000,000
(Independent Director Liability Only)


Total $175,000,000



FURTHER RESOLVED, that based upon information provided by JPMorgan Funds Management Inc. indicating that the premiums under the above-described coverage will be allocated to the Trusts based on each Trust's proportionate share of the sum of premiums that would have been paid if such insurance coverage were purchased separately by each such company, the Board of Trustees has determined that such premiums are fair and reasonable to each of the Trusts;

FURTHER RESOLVED, that the appropriate officers of the Trusts be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trusts and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

_________________________